UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of a Director

On December 4, 2015, Michael L. King, Ph.D. was elected by the board of directors (the “Board”) of Medivation, Inc. as a member of the Board. As a non-employee director, Dr. King is entitled to receive the following compensation:

1.	An annual Board cash retainer of $50,000;

2.	An initial equity grant with a value equal to $525,000, split equally between stock options and restricted stock units. The stock option has an exercise price per share equal to the closing sales price of a share of Medivation’s common stock on the date of grant. The stock option vests over four years, with 25% of the shares vesting on the one year anniversary of the date of grant, and the remainder vesting monthly in 36 equal installments over the next three years. The restricted stock unit vests with respect to 1/3 of the shares on each of the first, second and third anniversaries of the vesting date as determined based on Mediation’s company policy.

3.	An additional annual equity grant each year with a value equal to $350,000, split equally between stock options and restricted stock units, both with a one year vesting period and with the exercise price of the option equal to the closing price of Medivation common stock on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: December 7, 2015	By:	/s/ Andrew Powell
Andrew Powell General Counsel